                                                                     Exhibit 5.1

                             ATTORNEYS AT LAW             San Francisco, CA
                                                          415 693-2000

                             Five Palo Alto Square        Menlo Park, CA
                             3000 El Camino Real          650 843-5000
                             Palo Alto, CA
                             94306-2155                   San Diego, CA
                             Main  650 843-5000           619 550-6000
                             Fax  650 857-0663
                                                          Boulder, CO
                             www.cooley.com               303 546-4000

                             ERIC JENSEN                  Denver, CO
                             650 843-5049                 303 606-4800
                             ejensen@cooley.com
                                                          Kirkland, WA
                                                          425 893-7700

June 28, 2000

Blue Martini Software, Inc.
2600 Campus Drive, Suite 100
San Mateo, CA 94403


Ladies & Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Blue Martini Software, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to eight million six hundred twenty-five thousand (8,625,000) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By: /s/ Eric Jensen
   ----------------------------
   Eric Jensen